Exhibit 99.1

ISLE OF CAPRI CASINOS NAMES ARNOLD L. BLOCK

CHIEF OPERATING OFFICER

ST. LOUIS, Mo., June 23/PRNewswire / Isle of Capri Casinos, Inc. (NASDAQ: ISLE) announced today after a nationwide search that Arnold L. Block has been named the Company’s chief operating officer effective immediately and subject to regulatory approval. Block replaces Virginia McDowell who previously served as Isle’s president and chief operating officer.

“Arnie brings nearly 20 years of regional gaming experience to his new role. Throughout his career, he has consistently demonstrated his commitment to his customers, his employees, and the communities in which he operated,” said Virginia McDowell, president and chief executive officer. “His entrepreneurial spirit and focus on operational excellence are evidenced in his record in the gaming industry, as well as his background as a former restaurant owner/operator and tourism executive. Under his leadership, our casinos have and will continue to offer an experience that is consistently clean, safe, friendly and fun.”

Block joined Isle of Capri Casinos as senior vice president of the Isle brand in 2008 from Harrah’s Entertainment, now known as Caesar’s Entertainment, where he served as general manager of Harrah’s St. Louis operation.  Prior to joining Harrah’s, Block worked in a variety of leadership capacities for Argosy Gaming Company beginning in 1993. In 1995 he was named vice president and general manager of Argosy’s Lawrenceburg, Indiana facility, which for a number of years was the most profitable riverboat casino in the nation. In 2002, Block was promoted to corporate regional vice president of operations at Argosy with full responsibility for Lawrenceburg, Argosy Casino Baton Rouge and Argosy Casino Kansas City.  Prior to joining the gaming industry, Block owned and operated several restaurants and hotels in the St. Louis market.

“Over the past few years, Isle of Capri has strengthened its financial balance sheet, improved liquidity, improved margins and built a solid growth pipeline. We continue to see improvements in our operations and I am sure that Arnie and his team will continue to achieve success across the enterprise,” Ms. McDowell said.

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About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 15 casino properties. The Company owns and operates casinos in Biloxi, Lula, Natchez and Vicksburg, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri; two casinos in Black Hawk, Colorado; and a casino and harness track in Pompano Beach, Florida. The Company and its partner, Nemacolin Woodlands Resort, were selected to be awarded a “resort license” for a casino at Nemacolin Woodlands Resort in Pennsylvania. Additionally, the Company was chosen to develop a new, Isle-branded gaming facility in Cape Girardeau, Missouri, which is expected to open in late 2012. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including, without limitation, licensing and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations.

Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended April 25, 2010 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is not under any obligation to (and expressly disclaims any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise.

CONTACTS:

Isle of Capri Casinos, Inc.,

Dale Black, Chief Financial Officer-314.813.9327

Jill Alexander, Senior Director, Corporate Communication-314.813.9368